As filed with the Securities and Exchange Commission on December 6, 1995
                                                Registration No. 33-______

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                FORM S-8
                          REGISTRATION STATEMENT
                                 UNDER
                        THE SECURITIES ACT OF 1933

                  WASATCH EDUCATION SYSTEMS CORPORATION
          (Exact name of registrant as specified in its charter)
               Utah                               87-0458433
(State or other jurisdiction of                (I.R.S. employer
incorporation or organization)                identification no.)

                    5250 South 300 West, Suite #101
                       Salt Lake City, UT 84107
       (Address of principal executive offices, including zip code)

                       1995 EMPLOYEE STOCK OPTION PLAN
                  1995 EXECUTIVE OFFICER STOCK OPTION PLAN
                          (Full title of the plans)

                               Ralph J. Brown
                           Chief Financial Officer
                       5250 South 300 West, Suite #101
                           Salt Lake City, UT 84107
                               (801) 261-1001
(Name, address and telephone number, including area code, of agent for service)

                                 Copies to:

                          Robert B. Dellenbach, Esq.
                               Fenwick & West
                           Two Palo Alto Square
                       Palo Alto, California  94306

                     CALCULATION OF REGISTRATION FEE
                       Amount   Proposed Maximum  Proposed Maximum    Amount of
Title of Securities    to be     Offering Price      Aggregate      Registration
to be Registered     Registered   Per Share        Offering Price       Fee
Common Stock, no
par value           1,310,000(1)    $0.52(2)         $681,200(2)        $234.90

Common Stock, no
par value             740,000(3)    $0.41(2)         $303,400           $104.62

<F1>
(1)	Shares available for grant and not subject to outstanding options as of
    November 30, 1995 under the Registrant's 1995 Employee Stock Option Plan and under Registrant's 1995 Executive Officer Stock Option Plan.
<F2>
(2)	Estimated as of November 30, 1995 pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.
<F3>
(3)	Shares issuable upon exercise of outstanding options granted as of November
    30, 1995 under the Registrant's 1995 Employee Stock Option Plan and under
    Registrant's 1995 Executive Officer Stock Option Plan.

 This Registration Statement, including exhibits, consists of 9 sequentially numbered pages. The Index to Exhibits appears on sequentially numbered page 7.

Item 3.  Incorporation of Documents by Reference.

 The following documents filed by Wasatch Education Systems Corporation (the "Registrant").with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

(a)	The Registrant's annual report on Form 10-KSB (File No. 0-17190) for the fiscal year ended June 30, 1995 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains among other things the financial statements of the Registrant for the two year period ended June 30, 1995, together with the report thereon of Arthur Andersen LLP, independent public accountants.

(b)	The Registrant's Quarterly Reports on Form 10-QSB (File No. 0-17190) for
    the quarters ended September 30, 1995.

(c)	The description of the Registrant's Common Stock contained in the
    Registrant's Registration Statement on Form 8-A filed on October 4, 1988 with the Commission under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

 All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

        	Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

       	Not Applicable.

Item 6.	Indemnification of Directors and Officers.

	The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors and/or officers to the Registrant or its shareholders for monetary damages for breach of the director's fiduciary duties in certain circumstances.  This limitation has no effect on a director's liability (i) for acts or omissions not in good faith, or for intentional misconduct or knowing violation of law, or (ii) for a breach of the director's duty of loyalty to the Registrant or its shareholders.

	The Registrant's Articles of Incorporation also provide for the indemnification of any and all persons who may serve at any time as a director or officer of the Registrant. The Articles provide for such indemnification of directors and/or officers against any and all expenses, including amounts paid upon judgments, attorney fees, and amounts paid in settlement before or after suit is commenced, which are actually and necessarily incurred by such persons in connection with defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or which may be asserted against them or any of them by reason of being, or having been, directors or officers of the corporation, except in relation to such matters in which such director or officer shall be adjudged to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise.

	The Registrant's Bylaws provide for indemnification of the Registrant's directors and officers. The Registrant's Bylaws provide for the indemnification of such persons as provided under the Utah Business Corporation Act, except that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of such persons's own negligence or willful misconduct. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnification agreements with individual directors, officers and employees.

Section 16-10a-902 of the Utah Business Corporation Act provides that a corporation may indemnify any individual, made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if (a) his conduct was in good faith; (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director who satisfies
(a) through (c) above if the indemnification is sought (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a 907 provides that, unless the corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Item 7.	Exemption from Registration Claimed.

        	Not Applicable.

Item 8.	Exhibits.

         4.01	Registrant's Articles of Incorporation, as amended.*

         4.02	Registrant's Bylaws (incorporated herein by reference to the filed Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-23885) declared effective by the Commission on October 4, 1988 (the "Form S-1")).

         4.03	Registrant's 1995 Employee Stock Option Plan and related
              documents.*

         4.04	Registrant's 1995 Executive Officer Stock Option Plan and related documents.*

         5.01	Opinion of Fenwick & West.

        23.01	Consent of Fenwick & West (included in Exhibit 5.01).

        23.02	Consent of Arthur Andersen LLP, Independent Public Accountants.

        24.01	Power of Attorney (see page 5).

* Incorporated by reference to the filed Exhibit to the Registrant's Annual Report on Form 10-KSB (File No. 0-17190) filed on October 13, 1995.

Item 9.	Undertakings.

      The undersigned Registrant hereby undertakes to:

           (1)	File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i)	Include any prospectus required by Section 10(a)(3) of the
                Securities Act;

           (ii)	Reflect in the prospectus any facts or events which,
                individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii)	Include any additional or changed material information on
                the plan of distribution;

       provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

           (2)	For the purpose of determining any liability under the
Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

           (3)	File a post-effective amendment to remove from registration
any of the securities being registered which remain unsold at the end of the offering.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 6th day of December, 1995.

                                         WASATCH EDUCATION SYSTEMS CORPORATION


                                         By:     /s/Ralph J. Brown
                                                    Ralph J. Brown
                                                    Chief Financial Officer

                                 POWER OF ATTORNEY
	KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Barbara Morris and Ralph J. Brown, and each of them, her or his true and lawful attorneys-in-fact and agents with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-
effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-
fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or her, his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                        Title                     Date

Principal Executive Officer:


/s/ Barbara Morris             President, Chief Executive     December 6, 1995
    Barbara Morris               Officer and a Director


Principal Financial Officer
  and Accounting Officer:


/s/ Ralph J. Brown             Chief Financial Officer        December 6, 1995
    Ralph J. Brown

Additional Directors:


        Signature                        Title                     Date

/s/ Gregory T. George          Director                       December 6, 1995
    Gregory T. George


/s/ Jeffrey W. Keimer          Director                       December 6, 1995
    Jeffrey W. Keimer


/s/ Carolyn Poe                Director                       December 6, 1995
    Carolyn Poe